Exhibit 11.1

LIMITED LIABILITY COMPANY INTEREST

PURCHASE AGREEMENT

BY AND BETWEEN

SSN HOLDINGS, LLC

AND

COLLEXIS HOLDINGS, INC.

August 18, 2009

Exhibit 11.1

LIMITED LIABILITY COMPANY INTEREST
PURCHASE AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (this "Agreement") is entered into as of the 1st day of August, 2009 (“Effective Date”), by and between SSN Holdings, LLC, a Nevada Limited Liability Company ("Buyer"), and Collexis Holdings, Inc., a Nevada corporation ("Parent"). Buyer and Parent are referred to collectively herein as the "Parties."

Parent in the aggregate owns all of the issued and outstanding Target Interests (as defined below) of Lawriter, LLC, an Ohio limited liability company (the “Target”).

This Agreement contemplates a transaction in which Buyer will purchase from Parent, and Parent will sell to Buyer, all of the issued and outstanding Target Interests of Target in return for cash  and the assumption of certain liabilities of Parent at Closing (as defined below).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

Section 1. Definitions.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

"Applicable Rate" means the corporate base rate of interest publicly announced from time to time by The Wall Street Journal plus/minus two percent (2%) per annum.

"Buyer" has the meaning set forth in the preface above.

"Cash" means cash and cash equivalents calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

"Closing" has the meaning set forth in Section 2(d) below.

"Closing Date" has the meaning set forth in Section 2(d) below.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any information concerning the business and affairs of Target that is not already generally available to the public.

"Disclosure Schedule" has the meaning set forth in Section 4 below.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

Exhibit 11.1

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity that is treated as a single employer with Target for purposes of Code Section 414.

"Financial Statements" has the meaning set forth in Section 4(g) below.

"GAAP" means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

"Income Tax" means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

"Indemnified Party" has the meaning set forth in Section 8(d) below.

"Indemnifying Party" has the meaning set forth in Section 8(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means actual knowledge.  A Person (other than an individual) will be deemed to have “Knowledge” (as defined in this definition or otherwise in this Agreement) of a particular fact or other matter if any individual who is serving or has served as a member, director, officer, partner, executor, or trustee of such Person (or in any similar capacity) had Knowledge of such fact or other matter or any such Person who shall be serving in such capacity at the time “knowledge” is to be determined, has knowledge as defined herein.

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in Target’s business.

"Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property.

Exhibit 11.1

"Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business of Target, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of Target, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in U.S. generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof, and (c) any adverse change in or effect on the business of Target that is cured before the earlier of (1) the Closing Date or (2) the date on which this Agreement is terminated pursuant to Section 10 hereof.

"Most Recent Financial Statements" has the meaning set forth in Section 4(f) below.

"Most Recent Fiscal Month End" has the meaning set forth in Section 4(f) below.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Target and used in the business of Target.

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

"Purchase Price" has the meaning set forth in Section 2(b) below.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Parent" has the meaning set forth in the preface above.

”Parent Assets”  means any and all property and rights owned by Parent or to which rights are held by Parent only to the extent they are used in the provision of Services by Target, including, without limitation, the “Mediator” product and the bankruptcy dashboard product.

“Services” means the Casemaker® online legal research service made available to Target’s customers.

Exhibit 11.1

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

"Target" has the meaning set forth in the preface above.

"Target Interests" means all of the issued and outstanding ownership interests of Target.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" has the meaning set forth in Section 8(d) below.

Section 2. Consideration and Sale of Target Interests.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Parent, and Parent agrees to sell to Buyer, all of the Target Interests for the consideration specified below in this Section 2.

(b) Consideration. As the sole and complete consideration for the Target Interests, Buyer agrees to:

(i)           pay to Parent Two Million One Hundred Fifteen Thousand Dollars ($2,115,000.00)(subject to adjustment as provided below)(the “Purchase Price”) in cash or other immediately available funds at Closing.

(ii)          assume the following liabilities of Parent under that certain LLC Interest Purchase Agreement dated February 1, 2008 (the “2008 Purchase Agreement”) by and among Parent, Lawriter, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Lawriter”), Target, OSBA.COM LLC, an Ohio limited liability company (“OSBA”), and Institute of Legal Publishing, Inc., an Ohio corporation (“Lawcorp”)(OSBA and Lawcorp collectively, the “Sellers”):

(1)           the remaining obligations of Parent to OSBA under Section 2(b)(i)(A)(3)(y) of the 2008 Purchase Agreement and the obligations under the letter agreement between Parent and OSBA dated April 3, 2009 related to the monthly fee credits owed to OSBA until January 31, 2014;

Exhibit 11.1

(2)           the payment obligations of Parent to Lawcorp in the amount of three (3) payments of Seven Hundred Fifty Thousand Dollars ($750,000.00) to be paid on February 1, 2010, February 1, 2011 and February 1, 2012 pursuant to Section 2(b)(i)(B)(3) of the 2008 Purchase Agreement related to the balance of the Fixed Payments owed to Lawcorp;  and

(3)           the payment obligations of Parent to Sellers under Section 2(b)(ii) of the 2008 Purchase Agreement related to the earnout owed to Lawcorp and OSBA.

(iii)         assume the payment obligations of Lawriter to OSBA under that certain Consulting Agreement by and between Lawriter and OSBA dated February 1, 2008; and

(iv)         assume the payment obligations of Lawriter to Lawcorp under that certain Consulting Agreement by and between Lawriter and Joseph W. Shea, III (“Shea”) dated February 1, 2008.

(c)  [Intentionally left blank]

(d) Closing.    On the terms and subject to the conditions set forth in this Agreement, the closing of the transaction (the “Closing”) shall take place on: (a) August 24, 2009 at the offices of the Parent’s counsel, Andrew J. Levinson, Esq., in New York, New York or (b) at such other time, on such other date and at such other place as may be mutually agreed upon by the parties hereto.  The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing shall be effective at 11:59 p.m. Eastern Standard Time on the Closing Date.

(e) Deliveries at Closing. At the Closing, (i) Parent shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Parent the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) if the Target Interests are certificated, Parent will deliver to Buyer certificates representing all of the Target Interests, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver the consideration specified in Section 2(b) above.

(f)  Withholding Rights; Deductions. Buyer shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any related agreements such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax due on or before the Effective Date.  To the extent that amounts are so withheld or deducted by Buyer such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Buyer.  Buyer will pay over to the appropriate governmental entity amounts withheld under this clause.

Section 3. Representations and Warranties Concerning Transaction.

(a) Parent’s Representations and Warranties. Parent represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in Annex I attached hereto.

(i) Organization of Parent. Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Exhibit 11.1

(ii) Authorization of Transaction. Parent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Parent, enforceable in accordance with its terms and conditions. Parent need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Parent.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent is subject or any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent is a party or by which it is bound or to which any of its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to Target Interests.

(iv) Brokers' Fees. Except for The Jordan Edmiston Group, Inc. whose fees will be paid by Parent, no agent, broker, investment banker or other person acting on behalf of Parent or under the authority of Parent, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with the transaction contemplated by this Agreement.

(v) Target Interests. Except as otherwise provided in Section 3(a) of Annex I, Parent holds all of the Target Interests, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as otherwise provided in Section 3(a) of Annex I, Parent is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Parent to sell, transfer, or otherwise dispose of all or any part of the Target Interests of Target, and Parent is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of all or any part of the Target Interests of Target.

(vi) Income Taxes of Target. Parent has duly and timely filed all federal and state Income Tax Returns relating to Target that it was required to file. Except for Income Taxes set forth on Annex I, which are being contested in good faith and by appropriate proceedings, the following Income Taxes have (or by the Closing Date will have) been duly and timely paid: (i) all Income Taxes shown to be due on the Income Tax Returns filed or required to have been filed prior to the Effective Date, (ii) all deficiencies and assessments of Income Taxes of which notice has (or by the Effective Date will have) been received by Parent that are or may become payable by Buyer or chargeable as a lien upon the Target or its assets, and (iii) all other Income Taxes due on or before the Effective Date for which neither filing of Income Tax Returns nor notice of deficiency or assessment is required, of which Parent is or reasonably should be (or by the Effective Date will be or reasonably should be) aware that are or may become payable by Buyer or chargeable as a lien upon Target or its assets.  Parent will file and assume responsibility for filing and paying amounts due for all Income Tax, Franchise Tax, and other Tax Returns for Parent and Target for fiscal 2009.

(b) Buyer's Representations and Warranties. Buyer represents and warrants to Parent that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.

Exhibit 11.1

(i) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Investment. Buyer is not acquiring the Target Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

Section 4. Representations and Warranties Concerning Target. Parent represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by Parent to Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule").

(a) Organization, Qualification, and Corporate Power. Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Target is duly authorized to conduct business and in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Target has full entity power and authority to carry on the business in which it is engaged and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Parent will deliver to Buyer at least five (5) days prior to Closing correct and complete copies of the certificate of formation, certificate of good standing, or other charter documents of Target and the Target Operating Agreement, to the extent they exist (in each case amended to date).  There are no other agreements among Target and Parent relating to or otherwise governing the issues reflected in the Target Operating Agreement.  Target is not in default under or in violation of any provision of its charter or the Target Operating Agreement, if any.

Exhibit 11.1

(b) Capitalization. All of the issued and outstanding Target Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record by Parent.   There are (i) no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any equity of Target other than the Target Interests held by the Parent; (ii) no outstanding or authorized appreciation, phantom, profit participation, or similar rights with respect to Target Interests; and (iii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the limited liability company interests of Target.  All offers or sales of securities of Target have been made in accordance with applicable securities laws, including compliance with applicable exemptions under the Securities Act and applicable state securities laws.

(c) Non-contravention.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or Operating Agreement of Target or (ii) except as otherwise described in 4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d) Brokers' Fees. Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets.   Except as otherwise described in 4(e) of the Disclosure Schedule, Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or otherwise shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens or other Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.  Without limiting the generality of the foregoing, Target has good and marketable title, free and clear of all Liens or other Encumbrances, to all of the assets necessary for the conduct of its business, and as of the Closing Date, will have good and marketable title, free and clear of all Liens or other Encumbrances, to the federal registrations of the Lawriter and the Casemaker trademarks now being used by Target in connection with its business.  Parent does not hold, own, claim or otherwise assert any rights whatsoever to any property or right thereto used by Target in the Ordinary Course of Business or otherwise owned by Target, except for the “Mediator” and “Bankruptcy Dashboard” products.

(f) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) balance sheet, statement of operations, and statement of cash flows for the five month period ended June 30, 2008 which were included in the audited consolidated financial statements of the Parent for its fiscal year ending June 30, 2008(the “Most Recent Fiscal Year End”); and (ii) unaudited balance sheet, statement of operations and statement of cash flows (the "Most Recent Financial Statements") as of and for the year ended June 30, 2009 for Target (the "Most Recent Fiscal Year End), and for the month ended July 31, 2009 (the “Most Recent Fiscal Month End). The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items, which will not, individually or in the aggregate cause a Material Adverse Effect.

Exhibit 11.1

(g) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i)           Target has not engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business the primary purpose or effect of which has been to generate or preserve Cash;

(ii)          Target has not sold, leased, transferred, or assigned any assets, tangible or intangible, outside the Ordinary Course of Business;

(iii)         Target has not imposed or suffered any Lien upon any of its assets, tangible or intangible;

(iv)         Target has not made any capital expenditures outside the Ordinary Course of Business;

(v)          Target has not made any capital investment in, or any loan to, any other Person outside the Ordinary Course of Business;

(vi)         Target has not created, incurred, assumed, or guaranteed more than $10,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(vii)        Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

(viii)       Target has not issued, sold, or otherwise disposed of any limited liability company interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any such interests;

(ix)         Target has not declared, set aside, or paid any dividend or made any distribution with respect to its limited liability company interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of such interests;

(x)          Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property, normal wear and tear excepted;

(xi)         Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees outside the Ordinary Course of Business;

(xii)        Target has not granted any increase in the base compensation or awarded any bonuses of any of its directors or managers, officers, or employees outside the Ordinary Course of Business;

(xiii)       Target has not made any change in employment terms for any of its directors or managers, officers, or employees outside the Ordinary Course of Business;

(xiv)       Target has not made any loans or advances of money; and

(xvi)       Target has not committed to any of the foregoing.

(h) Undisclosed Liabilities. Target does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) of the type requiring financial statement disclosure, except for (i) liabilities set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

Exhibit 11.1

(i) Legal Compliance. Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(j) Tax Matters.

(i) Target has filed all Tax Returns that it was required to file on a timely basis. All such Tax Returns as so filed are true and correct in all material respects and disclose the true and correct distributable net income of the members thereof for the periods covered thereby. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid, except to the extent such Taxes are not due on or before the Effective Date. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target. Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii) There is no dispute or claim concerning any Tax liability of Target either (A) claimed or raised by any authority in writing or (B) as to which Parent and the directors or managers or officers of Target have Knowledge based upon personal contact with any agent of such authority.

 (iii) Parent has provided Buyer with correct and complete copies of all federal, state, local, and foreign Tax Returns filed with respect to Target for taxable periods ended on or after February 1, 2008. No such Tax Returns have been audited or are currently the subject of audit. Parent has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Target with respect to any Tax on or since February 1, 2008. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(k) Real Property.

(i) Target owns no Owned Real Property.

(ii) Parent has provided Buyer with the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Parent has delivered to Buyer a true and complete copy of each Lease document.  With respect to each of the Leases:

(A)          such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)           the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, except with respect to the Lease of Target’s headquarters (“Headquarters Lease”) located at 644 Linn Street, Suite 801 Cincinnati, Ohio 45203.  Target has secured Landlord’s approval to change of control for said Headquarters Lease.

(C)           neither Target, nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and

(D)           Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof.

Exhibit 11.1

(l) Intellectual Property.

(i) Parent has disclosed to Buyer the identity of all materials included in the database made available in the Service and all computer software that is part of the operation of the Service (collectively, the “Original Database and Software”).

(ii) To the Knowledge of Target and Parent, Target has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties; and neither of Parent or the directors, members or officers of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party), except in connection with the Jurisearch litigation previously disclosed to Buyer, which has been withdrawn without prejudice. To the Knowledge of Target, Parent, and the directors, members, or officers of Target, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Target (with, for purposes of this Section 4(l)(ii), the definition of Knowledge to include knowledge that Target, Parent, or the directors, members, or officers of Target reasonably could be expected to discover or otherwise become aware of in the Ordinary Course of Business or in the proper discharge of their obligations).

(iii) Target Owned & Licensed IP. Section 4(l)(iii) of the Disclosure Schedule identifies  each license, sublicense, agreement, or other permission that Target has granted to any third party with respect to the Original Database and Software or any of its other Intellectual Property (together with any exceptions). Target has no patents or registrations or applications with respect thereto, or any copyright registrations or applications with respect thereto. Target has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) which are in writing. Section 4(l)(iii) of the Disclosure Schedule also identifies each item of Intellectual Property not otherwise described in Subsection (iv) below (including, without limitation, trade names or unregistered trademarks, service marks, corporate names, Internet domain names, copyright and computer software items) which is used by Target in connection with its business, owned by or to which rights are held by Target, and the loss of use of which could have a Material Adverse Effect.  With respect to each item of Intellectual Property owned by Target:

(A) Target possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Target has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) Third Party IP.   Section 4(l)(iv) of the Disclosure Schedule identifies  (A) any part of the Original Database and Software that any third party owns and that Target uses in connection with its business; and (B) any item of Intellectual Property other than the Original Database and Software that any third party owns, that Target uses, and that the loss of use of which could have a Material Adverse Effect.  Parent has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) pursuant to which any such use described under this Subsection is made. With respect to each such item of Intellectual Property:

Exhibit 11.1

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects;

(B) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(D) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Parent, Target, including a failure by Parent or Target to pay any required maintenance fees).

(v) Target owns or possesses or has the right to use (A) all of the Original Database and Software, and (B) all other Intellectual Property used in or as is necessary for the operation of its business as now being conducted and the loss of use of which could have a Material Adverse Effect. Each item of Intellectual Property owned or used by Target immediately prior to the Closing will be owned or available for use by Target on identical terms and conditions immediately subsequent to the Closing. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(vi) The foregoing representations and warranties, and all other applicable representations and warranties in this Section 4, shall encompass the federal registrations of the “Lawriter” and “Casemaker” trademarks owned by and registered to Target.

(m) Contracts.    Section 4(m) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party and pursuant to which either party thereto has any outstanding performance obligation thereunder on the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials and data, commodities, supplies, products, or other personal property, or for the furnishing or receipt of Services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of $10,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition;

(vi) the Thunderstone Agreement;

(vii) the Trademark License Agreement;

Exhibit 11.1

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

(ix) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

(x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

Parent has delivered to Buyer a correct and complete copy of each such written agreement (as amended to date) and a written summary setting forth the terms and conditions of each such agreement which is oral. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect, and the other party to such agreement has no right to modify or terminate the same as a result of the consummation of the transactions contemplated hereby; (B) no party is in breach or default and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

(n) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Target.

(o) Powers of Attorney. To the Knowledge of Parent, there are no outstanding powers of attorney executed on behalf of Target.

(p) Insurance. Section 4(p) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Target is a party, a named insured, or otherwise the beneficiary of coverage:

(i)           the name, address, and telephone number of the agent;

(ii)          the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)         the policy number and the period of coverage;

(iv)         the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)          description of any retroactive premium adjustments or other loss-sharing arrangements.

(q) Litigation. Target (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party or, to the Knowledge of Target, Parent, or any director, manager, or officer of Target, is not threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect and except for the Jurisearch litigation previously disclosed to Buyer, which has been withdrawn without prejudice.

Exhibit 11.1

(r) Employees.   To the Knowledge of Target, Parent, or any director, manager, or officer of Target, no executive, key employee or significant group of employees plans to terminate employment with Target during the next twelve (12) months. Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Target has not committed any unfair labor practice. There are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Target. Within the past three (3) years, Target has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, (the “WARN Act”), and no such action will be implemented without advance notification to Buyer

(s) Employee Benefits.

(i) Section 4(s) of the Disclosure Schedule lists each Employee Benefit Plan that Target maintains or to which Target contributes.

(A) To the Knowledge of Parent, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect.

(B)  All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(C) Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

(ii) Neither Target nor any of its Subsidiaries maintains, sponsors or contributes to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA Section 3(35)).

(t)  Guaranties. Target is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person, except with respect to the indebtedness of Parent to Alpha Capital Anstalt, which guarantee will be terminated prior to the Closing.

(u) Disclosure.    None of the representations or warranties made by any Parent in this Agreement, nor any statement made in any Schedule or any certificate, instrument or document furnished by any Parent pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements and information contained herein or therein, in the light of the circumstances under which they were made, not misleading.

Section 5. Pre-Closing Covenants.   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).  More specifically, Parent shall have undertaken or caused the following actions immediately prior to or upon and coincident with Closing:

(1)	That certain Contract of Sale by and among Parent, Target and Lawcorp dated as of April 1, 2009 shall have been fully performed by Parent and Target.

Exhibit 11.1

(2)
Parent or Target shall have satisfied in full all outstanding payment obligations of Target for legal services owed to Musick, Peeler and Garrett, LLC related to the defense of the JuriSearch litigation.

(3)	Parent’s obligations under that certain Escrow Agreement by and among Target, Parent, Lawriter, OSBA and Escrow Associates, LLC dated as of February 1, 2008 shall have been assigned to Buyer;

(4)	Parent and buyer shall have entered into a Letter of Distribution in a form mutually acceptable to both parties;

(5)	That certain license agreement with VersusLaw shall have been assigned by Parent to Target;

(6)
Target shall have been released of any and all of its obligations to Alpha Capital Anstalt (“Anstalt”), including, without limitation, that certain Guaranty and Security Agreement entered into by and among Target, Anstalt and others dated March 4, 2009;

(7)	All intercompany liabilities between Target and Parent will be converted to capital contributions or otherwise released; and

(8)
Buyer and Seller have reached an agreement in principle to approve the assumption of the earnout obligations under the 2008 Purchase Agreement.  Parties anticipate executed definitive agreements between Buyer and Seller prior to closing, which agreements are a condition of closing and subject to Seller’s waiver of this condition.

(b) Notices and Consents. Parent shall cause Target to give any notices to third parties, and shall cause Target to use commercially reasonable efforts to obtain any third party consents, referred to in Section 4(c) above. Each of the Parties will (and Parent will cause Target to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii) and Section 4(c) above.

(c) Operation of Business. Parent will not cause or permit Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.
(d) Preservation of Business. Target shall keep its business and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. Parent will permit, and Parent will cause Target to permit, representatives of Buyer (including legal counsel and accountants) to have full access at reasonable times to be mutually determined, and in a manner that will not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Target. Buyer will treat and hold as such any Confidential Information it receives from any of Parent and Target in the course of the reviews contemplated by this Section 5(e), will not use any of the Confidential Information except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, will return to Parent and Target all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(f) Notice of Developments.   Parent or Target, as applicable, will give prompt written notice to Buyer of any development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant

Exhibit 11.1

(g) Exclusivity. Parent will not (and Parent shall not cause or permit Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person other than Buyer relating to the acquisition of any limited liability company interests or other voting securities, or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation, or interests/share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person other than Buyer to do or seek any of the foregoing. Parent will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

(h)  Leases.  Target will not cause or permit any Lease to be amended, modified, extended, renewed or terminated, nor shall Target enter into any new lease, sublease, license or other agreement for the use or occupancy of any Leased Real Property, without the prior written consent of Buyer.

(i)    Tax Matters. Without the prior written consent of Buyer, Target shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target for any period ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.

Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Parent and Target acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Target, its business and assets; provided, however, that Parent shall be entitled to retain or to receive copies of all such documents and financial data and to use the same to fulfill its obligations under this Agreement or in connection with the termination of its ownership of Target; and provided, further, that any and all such documents and data shall constitute the Proprietary Information (as defined below) of Target and as a consequence thereof, shall be subject to the terms and conditions of Section 6(d) below.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or two years prior to the Closing Date involving Target, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c) Transition. Parent will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing.

(d)  Confidentiality.

Exhibit 11.1

(i)           As used in this Agreement, the term “Proprietary Information” means, with respect to any Person, collectively all Trade Secrets and Confidential Information (each as defined below), whether written or oral, furnished (whether before or after the date hereof) or otherwise made available by such Person or its owners, members, partners, directors, managers, officers, employees, Affiliates, representatives (including its financial advisors, attorneys and accountants) or agents (collectively, “Representatives”) to any other Person or its Representatives, and all analyses, compilations, forecasts, studies, notes or other documents prepared by such other Person or its Representatives in connection with the transactions contemplated by this Agreement or which contain or reflect any such information; provided, however, that the term “Proprietary Information” shall not include information that (A) is or becomes publicly available other than as a result of a disclosure by any Person or its Representatives in violation of this Agreement, or (B) is or becomes available to such other Person on a non-confidential basis from a source that is not prohibited from disclosing such information by any legal, contractual or fiduciary obligation.

(ii)           Parent (“Receiving Party”) shall keep all Proprietary Information of Buyer and, after the Closing, of Target confidential and shall not (except as required by applicable law, regulation or legal process, and then only after compliance with the last sentence of this Section) without the prior written consent of Buyer, disclose any such Proprietary Information in any manner whatsoever or use any such Proprietary Information for any purpose whatsoever except for the purposes expressly contemplated by this Agreement; provided, however, that a Receiving Party may reveal such Proprietary Information to its Representatives (A) who need to know such Proprietary Information for the purposes contemplated by this Agreement, (B) who are informed by such Parent of the confidential nature of the Proprietary Information, and (C) who agree to act in accordance with the terms of this Section.  In the event that any Receiving Party or any of its Representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any such Proprietary Information, that Person must notify Buyer promptly so that it may seek a protective order or other appropriate remedy or, in its sole and absolute discretion, waive compliance with the terms of this Section. In any event, such Receiving Party may furnish only that portion of such Proprietary Information that it is advised by counsel is legally required and shall exercise all commercially reasonable efforts to obtain reliable assurance, to the extent it is possible to obtain the same, that confidential treatment will be afforded to such Proprietary Information.

(iii)                 Each Receiving Party recognizes and acknowledges that any breach of its covenants in this Section will cause irreparable and material loss and damage to Buyer, the amount of which cannot be determined readily and as to which Buyer will not have an adequate remedy at law or in damages.  Accordingly, in addition to any remedy Buyer may have in damages by an action at law, Buyer shall be entitled to the issuance of an injunction restraining any such breach or threatened breach or any other remedy at law or in equity for any such breach.

(iv)                 For purposes hereof, “Trade Secrets” means information of a Person or its Affiliates, without regard to form, which:  (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” means any information of a Person or its Affiliates, other than Trade Secrets, that is of value to such Person or its Affiliates and not generally known to their competitors, including such information held by a court of competent jurisdiction not to rise to the level of a Trade Secret under applicable law.

(v)                  Notwithstanding anything herein to the contrary, Parent and Buyer acknowledge,  and agree that the existence of this Agreement and the transactions contemplated shall not be considered Proprietary Information and each party hereby consents to the disclosure of such information following the Effective Date.

Exhibit 11.1

(d) Covenant Not to Compete. For a period of three (3) years from and after the Closing Date, Parent will not engage directly or indirectly in any business that Target conducts as of the Closing Date in any geographic area in which Target conducts that business as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 7. Conditions to Obligation to Close.

(a) Conditions to Buyer's Obligation. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)    the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)   Parent shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)  no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Target Interests and to control Target, or (D) materially and adversely affect the right of Target to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)  Parent shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

(v)   the Parties shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

(vi)  Buyer shall have received the resignations, effective as of the Closing, of each director or manager and officer of Target;

(vii) Buyer shall have received evidence that the Lawriter and the Casemaker trademarks now being used by Target are owned and titled to Target;

(viii)  all actions to be taken by Parent in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

(ix)    Parent shall have delivered to Buyer a copy of the certificate of formation, including all amendments to date, of Target, certified on or soon before the Closing Date by the Secretary of State of the jurisdiction of Target’s formation;

Exhibit 11.1

(x)     Parent shall have delivered to Buyer copies of the certificate of existence of Target, issued on or soon before the Closing Date by the Secretary of State of the jurisdiction of Target’s organization;

(xi)    Pursuant to Section 11(d) of the 2008 Purchase Agreement, Sellers shall have consented in writing to the transactions contemplated under this Agreement, including the assumption by Buyer of those liabilities of Parent to Sellers under Section 2(b)(ii) hereof;

        (xii)     That certain Contract of Sale by and among Parent, Target and Lawcorp dated as of April 1, 2009 shall have been fully performed by Parent and Target, and all rights of the parties released thereto;

        (xiii)    Parent or Target shall have satisfied in full all outstanding payment obligations of Target for legal services owed to Musick, Peeler and Garrett, LLC related to the defense of the JuriSearch litigation;

(xiv)  Buyer, Target and OSBA shall have entered into an Escrow Agreement securing those OSBA obligations assumed by Buyer from Parent pursuant to Section 2(b)(ii) hereof;

(xv)   [Intentionally left blank]

(xvi)  Parent and Target shall have entered into a License Agreement for the Parent Assets;

(xvii) That certain license agreement with VersusLaw shall have been assigned by Parent to Target;

(xviii) Target shall have been released of any and all of its obligations to Alpha Capital Anstalt (“Anstalt”), including, without limitation, that certain Guaranty and Security Agreement entered into by and among Target, Anstalt and others dated March 4, 2009;

(xix) Target shall have been released of any and all of its obligations to the Sellers under the 2008 Purchase Agreement, except for the Security Agreement;

(xx)  All intercompany liabilities between Target and Parent will be converted to capital contributions or otherwise released, including but not limited to, those certain loans in the approximate aggregate amount of $100,000.00 made by Parent to Target;

(xxi)  Buyer shall have approved that certain schedule of payments and flow of funds submitted by Parent to Buyer; and

(xxii) Parent shall have made such other deliveries as are described as being its responsibility in Section 2(e) above.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Parent’s Obligation. Parent’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

Exhibit 11.1

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Buyer shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) the Parties, Target, and its Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

(vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent;

(viii)  the dismissal with prejudice by JuriSearch of that certain lawsuit brought by JuriSearch against Target and Parent and the execution of a release by JuriSearch of any and all claims relating thereto; and

(ix)     Buyer shall have made such other deliveries as are described as being its responsibility in Section 2(e) above.

Parent may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

Section 8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties.  All of the representations and warranties of Parent contained in Section 4 above shall survive the Closing hereunder (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of twenty four (24) months thereafter. All of the representations and warranties of the Parties contained in Section 3 above shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b) Indemnification Provisions for Buyer's Benefit.

(i) In the event Parent breaches any of its representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above or the representations and warranties in Section 3(a) above), and, provided that Buyer makes a written claim for indemnification against Parent pursuant to Section 10(i) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Parent shall defend and indemnify Buyer from and against the Adverse Consequences Buyer shall suffer caused proximately by the breach; provided, however, that Parent shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty or covenant of Parent contained in Section 4 above (A) until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $25,000 in the aggregate (at which point Parent shall have liability with respect to the first dollar of such Adverse Consequences) and thereafter (B) to the extent the Adverse Consequences Buyer has suffered by reason of all such breaches up to $1,000,000.00 (after which point Parent will have no obligation to indemnify Buyer from and against further such Adverse Consequences).  Without limiting the generality of the foregoing, Parent indemnification obligation shall include any Taxes,  Interest, and Penalties that were due prior to the Effective Date of this Agreement that are identified as a result of Tax authority assessments.

Exhibit 11.1

(ii) In the event Parent breaches any of its covenants in Section 2(a) above or any of its representations and warranties in Section 3(a) above or any claim that may be asserted by (1) Shea with respect to matters occurring on or before August 1, 2009 under that certain consulting agreement entered into by and between Shea and Lawriter (as assumed by Parent), excluding the payment obligations assumed by Buyer under Section 2(b)(iv) above, (2) OSBA with respect to matters occurring on or before August 1, 2009  under that certain consulting agreement entered into by and between OSBA and Lawriter (as assumed by Parent), excluding the payment obligations assumed by Buyer under Section 2(b)(iii) above, or (3) all or any one of Sellers for claims that may arise under the 2008 Purchase Agreement, except for those payment obligations assumed by Buyer under Section 2(b)(ii) above, or any documents ancillary to the 2008 Purchase Agreement and provided that Buyer makes a written claim for indemnification against such Parent pursuant to Section 10(i) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then such Parent shall defend and indemnify Buyer from and against the entirety of any Adverse Consequences Buyer shall suffer through and after the date of the claim for indemnification  caused proximately by such Parent's breach, any such claim asserted under the referenced  consulting agreements or the 2008 Purchase Agreement, as the case may be.

(c) Indemnification Provisions for Parent’s Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that Parent makes a written claim for indemnification against Buyer pursuant to Section 10(i) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer shall defend and indemnify Parent from and against the entirety of any Adverse Consequences suffered (but excluding any Adverse Consequences suffered after the end of any applicable survival period) caused proximately by the breach.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.

(ii) Any Indemnifying Party will have the obligation to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(iv) In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld).

(e) Determination of Adverse Consequences. All indemnification payments under this Section 8 shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party and shall be adjusted to take into account the time cost of money (using the Applicable Rate as the discount rate). All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

Exhibit 11.1

(f) Exclusive Remedy. Except for breach of representations made in Sections 2(a) and 3(a) hereinabove, Buyer and Parent acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of Buyer and Parent with respect to Target and the transactions contemplated by this Agreement.

Section 9. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Parent may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Parent at any time prior to the Closing in the event (A) Parent has within the then previous 10 business days given Buyer any notice pursuant to Section 5(f) above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

(iii) Buyer may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (A) in the event Parent has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Section 4 above) in any material respect, Buyer has notified Parent of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2009, by reason of the failure of any condition precedent under Section 7(a) hereof and through no fault of Buyer (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) Parent may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2009, by reason of the failure of any condition precedent under Section 7(b) hereof and through no fault of Parent (unless the failure results primarily from Parent breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) above shall survive termination.

Section 10. Miscellaneous.

(a) [Reserved.]

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Parent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Exhibit 11.1

(d) No Code Section 338 Election. Neither Buyer nor Target or any Affiliate thereof shall make any election under Code Section 338 with respect to the transactions contemplated by this Agreement.

(e) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Parent; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(g) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Parent: Collexis Holdings, Inc. c/o William D. Kirkland 1201 Main Street, Suite 980 Columbia, SC 29201	Copy to: Andrew J. Levinson 1350 Broadway, 11th Floor New York, NY 10018
If to Buyer: SSN HOLDINGS, LLC c/o Daniel M. Shapiro, Esq. 1366 E Palm St. Altadena, CA 91001	Copy to: Daniel M. Shapiro, Esq. 1366 E. Palm Street Altadena, CA 91001

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(j) Governing Law and Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of South Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.  Exclusive jurisdiction for any action arising from this Agreement shall be in the Court situated in Richland County, State of South Carolina.  The prevailing party in any litigation arising from this agreement shall be entitled to recover, in addition to damages and other remedies, reasonable attorney fees, expert witness fees and costs associated with the litigation.

Exhibit 11.1

(k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Parent. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Buyer, Parent and Target will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Buyer will also bear all of the costs and expenses of Parent and Target (including all of their legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (other than any Income Tax on any gain resulting from the sale of the Target Interests hereunder) in the event that the transactions contemplated by this Agreement are consummated. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(o) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(p) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.
(q) Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in regulations promulgated under Code Section 6011) contemplated by this agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of (A) public announcement of discussions relating to the transaction, (B) public announcement of the transaction, or (C) execution of an agreement (with or without conditions) to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or (E) any other term or detail not relevant to the transaction's tax treatment or the tax structure.

Exhibit 11.1
[Signatures on next page]

Exhibit 11.1

IN WITNESS WHEREOF, the Parties hereto have executed this Limited Liability Company Interest Purchase Agreement as of the date first above written.

BUYER:

SSN HOLDINGS, LLC

By:	/s/ Daniel M. Shapiro
Daniel M. Shapiro

PARENT:

COLLEXIS HOLDINGS, INC.

By:	/s/ William D. Kirkland
William D. Kirkland, CEO